Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Allegro MicroSystems, Inc.

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(r)	28,750,000 (1)	$24.00	$690,000,000	.0001476	$101,844.00 (2)
			Total Offering Amounts			$690,000,000		$101,844.00
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$101,844.00

(1)	The amount registered includes 3,750,000 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-280960) on July 23, 2024 was deferred pursuant to Rule 456(b) and 457(r) under the Securities Act and is paid herewith.